MEMBER INTERESTS PURCHASE AGREEMENT

This MEMBER INTERESTS PURCHASE AGREEMENT (the "Agreement") is executed effective the 11th day of May, 2013, by and between PRIMCO MANAGEMENT INC., a Delaware corporation, with offices located at 1875 Century Park East, 6th Floor Suite 73, Century City, CA 90067 ("Buyer"), and CHUCK GULLO ("Seller").

RECITALS

WHEREAS, Seller owns or controls all of the Member Interests of Top Sail Productions, LLC, a California limited liability company ("Top Sail").

WHEREAS, Top Sail has the rights to a national distribution agreement through WEA, for the US, Puerto Rico and Armed Forces Post Exchanges serviced from distribution points in the U.S. (the "WEA Agreement"), which has been approved by WEA to be extended through August 2015.

WHEREAS, Top Sail has acquired all of Casey Kasem's royalty entitlements to "Casey Kasem Presents America's Top Ten Hits" so that no royalties will be due to Casey and has the rights for Casey Kasem's name and likeness pertaining to the America's Top Ten Hits CD series only. His name and likeness cannot be used for any other purpose. Seller to approve any and all use of Casey Kasem's name and likeness in publicity, promotion, press release, sales/marketing materials, etc. for a period of three (3) years.

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Member Interests in Top Sail (the "Member Interests") upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Buyer and Seller, Buyer and Seller hereby agree as follows:

AGREEMENT

1. **Purchase of the Member Interests.** Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, assign, convey, and transfer to Buyer the Member Interests, and Buyer hereby agrees to purchase the same, on the terms and conditions set forth in this Agreement.

2. **Purchase Price.** The purchase price for the Member Interests (the "Purchase Price") shall total Five Hundred and Fifteen Thousand Dollars ($ 515,000), payable by Seventy Five Thousand Dollars ($75,000) and Ninety Thousand Dollars ($90,000.00) worth of restricted common shares of Buyer at closing, such common shares being based on the five day average closing price of said stock prior to the date of Closing, up to a cap of Five Million (5,000,000) common shares (on the understanding that Buyer shall adjust the number of common shares for stock splits, if any, that may occur prior to the sale of the common shares by Seller) , plus a total

of Three Hundred and Fifty Thousand Dollars ($ 350,000) payable to Seller in the following installment amounts:

(a) $ 6,250 per month commencing July 1,2013 for 12 months ending June 30, 2014 (total $ 75,000);

(b) $ 10,416.67 per month commencing July 1,2014 for 12 months ending June 30, 2015 (total $ 125,000), and

(c) $12,500 per month commencing July 1,2015 for 12 months ending June 30, 2016 (total $ 150,000).

For each five million dollars ($5,000,000) in annual gross revenue achieved by TSP measured in each 12 month period ending June 30, 2014, 2015 and 2016 respectively, Seller shall receive additional common shares of Buyer equal to no less than One Hundred Thousand Dollars ($100,000) at time of issuance.

Buyer and Seller acknowledge that Seller has an outstanding bank loan with First Bank, P.O. Box 771300, St. Louis, MO 63117 (loan # 445043020423, the "Bank") having an outstanding balance of $191,933.16 as of March 12, 2013 and requiring monthly interest and principal payments totaling $ 2,330.35 until maturity April 27, 2015 with a lump sum payable upon maturity of the unpaid principal balance unless the loan is renewed thereafter. The bank loan is secured with Seller's Hawaii property. Seller undertakes to continue to make the monthly payments of $ 2,330.35 to First Bank on their applicable due dates. In addition, upon maturity of the First Bank loan Buyer and Seller agree to negotiate in good faith Seller's settlement of the remaining outstanding principal or renewal terms. Seller also agrees to maintain in place with the Bank his personal guarantee as additional surety against the bank loan during the period until maturity and full discharge and settlement of the debt.

Notwithstanding the foregoing, Buyer is aware that Seller has executed a personal guarantee with First Bank for a loan to Top Sail Productions and that the terms of such loan require Top Sail Productions to be maintained as an operating entity in full compliance with all laws and applicable statutes and that the approval of First Bank may be required with respect to the transaction contemplated herein.

Seller agrees to reasonably assist Buyer, on a non-exclusive basis and in his sole discretion as he deems necessary during the three (3) years ending June 30, 2016 in the transition of Top Sail to Buyer, to maximize revenue from the continued distribution and exploitation of the "Casey Kasem Presents America's Top Hits" series of albums, the championing of the "Earth Day 2014" CD/DVD project, and the continued good distribution relationship for the company's benefit with Warner-

Electra-Atlantic. Buyer reserve the right, at its sole discretion, to compensate Seller for such assistance during the period, based on the revenue performance of Top Sail. In addition, Buyer agrees to provide Seller with an office at Buyer's usual place of business, including use of office equipment and support staff, at no cost to Seller.

3. **Spin off of Top Sail Management division.** The Parties acknowledge that, prior to Closing, Top Sail's newly launched division, Top Sail Management, will be spun off into a completely separate entity under a new name, which will be wholly owned by Seller, and that all assets of such division, including, but not limited to, all contracts, intellectual property, rights to receive monies, and the right to exploit any of the foregoing in any manner now or hereafter known, without any obligation to Buyer, shall be retained by Seller.

4. **Distribution of Earth Day 2014 CD/DVD compilation.** Buyer agrees that if the Earth Day 2014 CD/DVD compilation project proceeds as planned through a newly formed company TBD, and if Seller has controlling interest, Buyer will distribute the product through WEA distribution, as follows:

(a) If no funding is provided by Buyer, Buyer will receive a five percent (5%) override from the newly formed company over and above the WEA distribution fee.

(b) If Buyer would like to provide funding for Earth Day 2014, Seller agrees to negotiate, in good faith, an agreement for a joint venture with the newly spun off company.

5. **Closing.** The closing of the purchase transaction contemplated herein (the "Closing") between Seller and Buyer shall take place at the offices of Buyer on or before May 31, 2013, or at such other place and/or date as Buyer and Seller may mutually agree ("Closing Date").

6. **Disclosure; Due Diligence Investigation.**

(a) <u>Distribution Rights Agreement and Royalty Entitlement Documents</u>. Prior to execution of this Agreement, Seller and/or Top Sail has made available or otherwise provided to Buyer copies of all documents in Seller's possession and control regarding the national distribution rights agreement with WEA and the Casey Kasem's royal entitlement documents (collectively, the "Rights Documents"). The Rights Documents made available to Buyer were made available solely as an accommodation to Buyer and were made available without any warranty or representation from Seller as to their accuracy, suitability, completeness or reliability. Buyer shall determine in its sole and absolute discretion the degree and scope of the tests or other investigations which Buyer wishes to perform pursuant to this Agreement and Buyer shall be solely responsible for the completion on its own independent investigation and its suitability for Buyer's intended operations. Buyer shall keep strictly confidential the Rights Documents and any reports, documents or other materials (collectively, the "Reports") that Buyer may create, procure or receive regarding the Rights, except as required by law or court order and except that Buyer may disclose the Reports to any attorneys, consultants, advisers or other parties retained by Buyer in connection with this transaction. If Buyer terminates this Agreement or the transaction contemplated hereby otherwise fails to close for any reason, Buyer

shall return all such Rights Documents and Reports to Seller.

(b) Review Period. Buyer shall have until seven (7) days following the date of this Agreement (the "Review Period") to review the Rights Documents.. If Buyer elects in the exercise of its sole discretion not to proceed with the purchase of the Member Interests, it may terminate this Agreement by written notice to Seller within the Review Period. If Buyer fails to deliver such notice to Seller within the Review Period, Buyer shall be deemed to have waived its right to terminate this Agreement..

7. **Further Covenant.** Until such time as Seller has timely received the Purchase Price from Buyer., Seller agrees that, without the prior written consent of Buyer, Seller shall not sell or transfer or agree to sell or transfer any of the Member Interests and/or the Rights or surrender or waive any rights with respect to the Member Interests and/or Rights.

8. **Warranties and Representations of Seller.** Seller hereby warrants and represents the following to Buyer, each of which is true and correct as of the date of this Agreement.

(a) Authorization. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other documents to be delivered by the Seller on or prior to the Closing, and upon the execution and delivery of each of the foregoing, each shall constitute the valid and binding obligation and agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) No Breaches. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Rights or assets of the Seller pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller is bound

(c) Litigation. To the knowledge of Seller, there is no threatened or pending litigation against the Seller, Top Sail or the Rights.

9. **Warranties and Representations of Buyer.** Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the other documents to be delivered by the Buyer on or prior to the Closing, and upon the execution and delivery of each of the foregoing, each shall constitute the valid and binding obligation and agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. In furtherance of the First Bank loan specified in Article 2 above, and if Seller is required to maintain his personal guarantee for such loan, Buyer hereby agrees that if Buyer does anything that results in said loan being called or becoming due, Buyer shall cause Seller's personal guarantee to be satisfied either by direct payment of all amounts due, or by reimbursement to Seller of any amounts owed by

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him, including any costs incurred, including attorney's fees and costs, incurred by or on behalf of, Seller to enforce the provisions of this paragraph (with no deductions from monies otherwise due Seller). Buyer agrees that, during the existence of the First Bank loan, it shall maintain the separate legal existence of Top Sail Productions as an operating legal entity unless otherwise agreed to in writing by First Bank.

10. **Conditions Precedent to Buyer's Obligations.** Buyer's obligations hereunder at Closing shall be conditioned on satisfaction of the conditions set forth below:

(a) Representations and Warranties True. The representations and warranties made by Seller in this Agreement will be correct in all material respects at and as of the time of the Closing, as if first made on and at of the time of the Closing.

(b) Performance. Seller shall have performed and complied with all agreements and conditions required by this Agreement and not waived by Buyer to be performed or complied with by Seller prior to or at Closing.

(c) Authorization. The execution and delivery of this Agreement and the transactions contemplated hereby shall have been duly authorized by Seller.

(d) No Termination. Buyer shall not have provided Seller with notice of termination of this Agreement.

In the event any of the contingencies described above have not been satisfied prior to Closing, then, at Buyer's election: (i) the Agreement shall be terminated; or (ii) Buyer may waive the contingency and proceed to purchase the Member Interests, and such purchase shall be deemed a waiver of any contingency by Buyer.

11. **Conditions Precedent to Seller's Obligations.** Seller's obligations hereunder at Closing shall be conditioned on satisfaction of the conditions set forth below:

(a) Representations and Warranties True. The representations and warranties made by Buyer in this Agreement will be correct in all material respects at and as of the time of the Closing.

(b) Document Approval. Seller's review and approval of the transaction documents for the Member Interests in Buyer.

(c) Performance. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at Closing.

(d) Spin off of Top Sail Division. Top Sail's newly launched division, Top Sail Management, shall have been spun off into a completely separate entity under a new name that is wholly owned by Seller, as specified in Article 3 above.

12. **Closing Deliverables.**

(a) Seller Deliverables. At the Closing, Seller shall take the actions and deliver the documents, duly executed and acknowledged if required, set forth below:

(i) A certificate evidencing the Member Interests and assignment transferring the same to Buyer;

(b) Buyer Deliverables. At the Closing, Buyer shall take the actions and deliver the documents, duly executed and acknowledged if required, set forth below, each of which must be reasonably satisfactory in form and substance to Seller and its legal counsel:

(i) $75,000 to be wired to Seller's bank account pursuant to instructions given at Closing, and

(ii) Buyer shall issue Seller the certificate evidencing the restricted common shares; as specified in Article 2 above.

13. **Closing Costs.** Buyer shall pay: transfer taxes, sales and use taxes applicable to this transaction or to the sale of the Member Interests, if any. The terms of this Section 1 shall survive the Closing. Each Party will bear their own legal costs and expenses in connection with this Agreement .

14. **Brokerage Commissions.** Each party hereto warrants and represents that neither party has incurred any liability for the payment of any brokerage fee or commission in connection with the transaction contemplated herein. If either of the parties shall breach the foregoing warranty and representation, it shall indemnify the other party and hold the other party harmless from and against any damage, liability, loss, claim, or expense, including reasonable attorneys' fees suffered by the other party as a result of such breach.

15. **Default and Remedies.** Time is of the essence of this Agreement. If any obligation hereunder is not performed as herein provided, there shall be the following remedies:

(a) If buyer is in default hereunder and such default is not cured within thirty (30) business days after written notice from Seller (or, in the case of monies being owed to Seller, within thirty [30] business days when such monies are due to be paid, with no requirement of notice of default from Seller), Seller shall have the following remedies available, as selected by Seller in his sole option: (i) to require Buyer to immediately pay to Seller any and all monies remaining due under this Agreement, or (ii) to terminate this Agreement and, without any further requirement on the part of Seller (other than notice of the option chosen) to cause the return of all Top Sail, product, assets, entitlements and distribution rights (including all rights in and to the WEA distribution agreement specified in this Agreement above) to Seller at no cost to Seller (in which case Buyer shall remain solely responsible for any debts, encumbrances, or liabilities incurred in connection with such assets or distribution rights which were incurred subsequent to the effective date of this Agreement).

(b) All rights in and to Seller and any assets transferred by Seller and Top Sail pursuant to this agreement shall automatically revert to Seller upon the occurrence of any of the following, unless the further written consent of Seller is given:

i)a filing for bankruptcy or a declaration of insolvency by Buyer (by whatever name it is now or hereafter known) or by any entity that owns or controls Buyer; or

ii) the attempted transfer of rights in and to Top Sail or any of the rights or assets of Top Sail transferred by reason of this Agreement to an entity other than Buyer and its subsidiary, ESMG Inc.

(c) Default by Seller. If Seller is in default hereunder, and such default is not cured within thirty (30) business days after written notice from Buyer, which shall include, but is not limited to, a breach of any of the representations and warranties contained herein, then Buyer's remedy is to elect to treat this Agreement as terminated, any monies and/or securities issued shall be returned to Seller and both parties shall thereafter be released from all obligations hereunder except for those obligations which expressly survive the termination hereof.

16. **Mutual Indemnification.** Each of the parties hereto agrees to indemnify and hold harmless the other party and its representatives, employees, agents, officers, directors, members, managers, successors and permitted assigns from and against any and all liabilities with respect to suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable attorneys' fees and costs of investigation) that such party may suffer or incur by reason of any breach by the indemnifying party of any representation, warranty, or covenant in this Agreement.

17. **Further Assurances.** The parties agree to execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary, to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

18. **Miscellaneous.**

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given or delivered (i) when delivered by hand; (ii) on the business day following delivery by confirmed facsimile transmission (where notice is provided simultaneously by one of the other methods); or (iii) upon confirmed overnight by FedEx or other similar national courier service:

If to Seller:

Chuck Gullo
4170 Admiralty Way # 301
Marina Del Rey, CA 90292

If to Buyer:

Primco Management Inc.
1875 Century Park East
6th Floor, Suite 73
Century City, CA 90067

or to such other address as either party may from time to time specify in writing to the other. The attorneys for each of the party are authorized to give notices under this Agreement on behalf of such party.

(b) Seller's Knowledge. Whenever the term "to the knowledge of Seller" is used herein, such term shall mean the actual knowledge of Charles Gullo. Neither Seller nor any such person shall be obligated to inquire as to any matter or condition arising prior to the date Seller obtained title to the Rights.

(c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Neither party may assign this Agreement to any other party or parties without the prior written consent of the other, which consent may be granted, withheld or conditioned in such party's sole and absolute discretion. Notwithstanding the foregoing, either Seller or Buyer may assign their respective rights to an entity they solely own or control.

(d) Entire Agreement; Amendment. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof. The parties do not intend to confer any benefit on any person, firm, or corporation other than the parties to this Agreement, except as and to the extent otherwise expressly provided herein. This Agreement may be amended, modified or terminated only by a written instrument executed by Seller and Buyer.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and any action in connection with this Agreement shall be brought solely in the courts, State or Federal, located in Los Angeles County.

(f) Counterparts; Fax and Scanned Signatures. This Agreement and any ancillary documents may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto, notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement and any ancillary documents hereto (with the exception of any deeds, promissory notes, or deeds of trust), fax and scanned signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

(g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

(h) Waivers. No right under this Agreement may be waived except by written instrument executed by the party who is waiving such right. No waiver of any breach of any provision contained in this Agreement shall be deemed a waiver of any preceding or succeeding breach of that provision or of any other provision contained in this Agreement. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

(i) Recording. Neither party shall record this Agreement in the real Rights records. If Buyer or its agents or representatives shall so record this Agreement, then it shall be a material breach of this Agreement, and Seller shall have the right to terminate this Agreement and recover damages.

(j) Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

(k) Recommendation of Legal Counsel. By signing the Agreement, the parties acknowledge that they have each been advised that the Agreement has important legal consequences and that they have had the opportunity to consult with legal and tax or other counsel before signing this Agreement.

(l) Business Days. If this Agreement or any addenda calls for any action by either party, or sets forth a deadline date, which falls on a Saturday or Sunday or a legal holiday recognized by the United States or the State of California, then that deadline, or the performance of either party shall be extended to the next regular business day.

(m) Captions. The section titles or captions in this Agreement are for convenience only and shall not be deemed to be part of this Agreement.

IN WITNESS WHEREOF, the parties heretofore duly executed this Agreement as of the date first above written.

BUYER:

Primco Management Inc.

By:______________________________
Name: David Michery
Title: Chief Executive Officer

SELLER:

Chuck Gullo, individually and as sole member of Top Sail Productions, LLC

____
Name: Chuck Gullo